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FINANCIAL INFORMATION (Cont. from Screen 34)   GS Value Equity Fund
filed for series 2.


EXPENSES (Negative answers are allowed
For the period covered by this form

   on this screen for 72Z only)
($000's omitted)

72.Y) Expense reimbursements ----------------------------- $ 0

   Z) Net investment income ------------------------------ $   0

  AA) Realized capital gains ----------------------- $   0

  BB) Realized capital losses ---------------------- $   0

  CC) 1. Net unrealized appreciation during the period --- $   0

   2. Net unrealized depreciation during the period --- $   0

  DD) 1. Total income dividends for which record date
   passed during the period ------------------------ $   0

2. Dividends for a second class of open-end
   company shares -----------------------------------$   0

  EE) Total capital gains distributions for which
   record date passed during the period --------------- $ 0
73. Distributions per share for which record date passed during the period:
 NOTE: Show in fractions of a cent if so declared.
"   A) 1. Dividends from net investment income $ 0.000
"   2. Dividends for a second class of open-end
 company shares ------------$0.000, 0.000
   B) Distribution of capital gains ---------------$   0.8237
   C) Distribution of capital gains second class------------- $ 0.6821

Difference in distributions of capital gains factor due to an executed Reverse Stock Split for the Institutional Class shares of the Fund.